Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

(Form Type)

CAPTIVISION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(f)(1)	19,657,627(3)	$10.67(4)	$209,746,880.09	0.0001102	$23,114.11
Fees to Be Paid	Equity	Ordinary Shares	457(f)(2)	17,607,160(5)	$0.000033(6)	$586.91	0.0001102	$0.07
Fees to Be Paid	Equity	Redeemable Warrants	457(g), (i)	23,950,000(7)	—(8)	—	0.0001102	—
Fees to Be Paid	Equity	Ordinary Shares issuable upon exercise of the Redeemable Warrants	457(i)	23,950,000(9)	$11.525(10)	$276,023,750.00	0.0001102	$30,417.82
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$485,771,217	—	$53,532.00
	Total Fees Previously Paid				—	—	—	$68,730.49
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$0.00

(1)

All securities registered will be issued by Captivision Inc. (f/k/a Phygital Immersive Limited), a Cayman Islands exempted company limited by shares (“New PubCo”). In connection with the business combination (the “Business Combination”) described in the registration statement on Form F-4 to which this Exhibit 107 is attached (the “Registration Statement”) and the proxy statement/prospectus included therein, (i) Jaguar Global Growth Corporation I, a publicly traded Cayman Islands exempted company limited by shares (“JGGC”) will merge with and into New PubCo, with New PubCo surviving the merger (the “Merger”), (ii) immediately thereafter, New PubCo shall issue up to 17,607,160 ordinary shares, par value $0.0001 per share, of New PubCo (the “New PubCo Ordinary Shares”), equal to the quotient of (1) $186,635,893, divided by (2) $10.60 (such number of shares, the “Aggregate Share Swap Consideration”), to Exchange Sub and, in exchange therefor, Exchange Sub shall issue a non-interest bearing note (in a form that is reasonably acceptable to the parties) to New PubCo pursuant to which Exchange Sub shall promise to repay to New PubCo the value of the Aggregate Share Swap Consideration so transferred, and (iii) all shareholders of GLAAM Co., Ltd. (“GLAAM” and such shareholders the “GLAAM Shareholders”) will transfer their respective common shares, par value ~~W~~ 500 per share, of GLAAM (the “GLAAM Common Shares”), to Exchange Sub in connection with the exchange of GLAAM Common Shares for New PubCo Ordinary Shares. As a result of the Business Combination, New PubCo will become the public company, and the current security holders of JGGC and the GLAAM Shareholders will become security holders of New PubCo.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Consists of the maximum number of New PubCo Ordinary Shares estimated to be issued to security holders of JGGC in connection with the Business Combination. Such number of New PubCo Ordinary Shares is based on the sum of (i) 10,074,293 New PubCo Ordinary Shares to be issued in exchange for the remaining outstanding Class A ordinary shares, par value $0.0001 per share (the “JGGC Class A Ordinary Shares”) of JGGC, including the JGGC Class A Ordinary Shares that were included in the units issued in JGGC’s initial public offering (the “IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-260483) (such units, the “JGGC Units”) and offered by JGGC in the IPO (the “Public Shares”), (ii) 7,666,667 New PubCo Ordinary Shares to be issued in exchange for 7,666,667 Class B ordinary shares, par value $0.0001 per shares, of JGGC that were initially issued in a private placement prior to the IPO to Jaguar Global Growth Partners I, LLC, (the “Sponsor”) and JGGC’s independent directors and (iii) 1,916,667 New PubCo Ordinary Shares to be issued in exchange for 23,000,000 rights that were included in the JGGC Units issued in the IPO.

(4)

Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the JGGC Class A Ordinary Shares on The Nasdaq Stock Market LLC (“Nasdaq”) on May 1, 2023 (such date being within five business days of the date that the Registration Statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(5)

Consists of the maximum number of New PubCo Ordinary Shares estimated to be issued to security holders of GLAAM in connection with the Business Combination. 17,607,160 New PubCo Ordinary Shares are estimated to be issued in exchange for 21,986,398 GLAAM Common Shares (assuming all outstanding options to purchase GLAAM Common Shares are exercised (calculated assuming the treasury method of accounting on a cashless exercise basis)).

(6)

GLAAM is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price per share is one-third of the par value per share ($0.0001) of the New PubCo Ordinary Shares being issued (or issuable) to GLAAM Shareholders in the Business Combination.

(7)

Consists of the maximum number of warrants of New PubCo (the “New PubCo Converted Warrants”) estimated to be issued to the current security holders of JGGC in the Business Combination. Such number of New PubCo Converted Warrants is based on the sum of (i) 11,500,000 New PubCo Converted Warrants to be issued in exchange for 11,500,000 warrants to purchase one JGGC Class A Ordinary Share that were included in the JGGC Units issued in the IPO (the “JGGC Public Warrants”) and (ii) 12,450,000 New PubCo Converted Warrants to be issued in exchange for 12,450,000 private placement warrants to purchase one JGGC Class A Ordinary Share that were initially issued in a private placement prior to the IPO to the Sponsor.

(8)

Pursuant to Rule 457(g) and Rule 457(i), no separate registration fee is required for the New PubCo Converted Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the New PubCo Converted Warrants has been allocated to the underlying New PubCo Ordinary Shares and those New PubCo Ordinary Shares are included in the registration fee. The maximum number of New PubCo Ordinary Shares issuable upon exercise of the New PubCo Converted Warrants are being simultaneously registered hereunder.

(9)	Represents the number of New PubCo Ordinary Shares issuable upon exercise of the New PubCo Converted Warrants described in note (7).
(10)

Pursuant to Rules 457(c), 457(f)(1), Rule 457(g) and Rule 457(i) promulgated under the Securities Act and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the proposed maximum offering price per New PubCo Ordinary Share issuable upon exercise of each New PubCo Converted Warrant is equal to the sum of (i) $0.0025 (the average of the high and low prices for the JGGC Public Warrants on Nasdaq on May 1, 2023 (such date being within five business days of the date that the Registration Statement was first filed with the SEC)) and (ii) $11.50, the initial exercise price of the New PubCo Converted Warrants, resulting in a combined maximum offering price of $11.525. The entire fee is allocated to the New PubCo Ordinary Shares issuable upon exercise of the New PubCo Converted Warrants, and no separate fee is recorded for the New PubCo Converted Warrants.